Exhibit 23.1
MAZARS

Our ref: HG/ST/W353/ABA2

March 31, 2010

The Board of Directors
WLG Inc. (Formerly known as Wako Logistics Group, Inc.)
Unit 1301, 13/F, Tower 1
Ever Gain Plaza
88 Container Port Road
Kwai Chung
New Territories

Dear Sir,

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-129206 on Form S-8 of WLG Inc. (formerly known as Wako Logistics Group, Inc.) of our report dated March 31, 2010 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of WLG Inc. for the year ended December 31, 2009.

Yours faithfully,
/s/ Mazars CPA Limited
Mazars CPA Limited